Exhibit 99.1

Company: American Outdoor Brands Corp [AOBC-USQ]

Title: Q4 2017 American Outdoor Brands Corp Earnings Call

Type: Earnings Calls/Presentations

Start Date: 06/30/17 05:00 AM

Final Transcript

American Outdoor Brands Corp—SWHC—Earning Conference Call/Presentation—06/30/17 05:00 AM

Corporate Participants

•	Elizabeth A. Sharp—American Outdoor Brands Corporation—VP of IR

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

Conference Call Participants

•	Scott Lewis Stember—CL King & Associates, Inc., Research Division—SVP and Senior Research Analyst

•	Christopher Walter Krueger—Lake Street Capital Markets, LLC, Research Division—Senior Research Analyst

•	Ronald Cunningham Bookbinder—Coker & Palmer Investment Securities, Inc., Research Division—Senior Analyst—Consumer

•	Gregory Arnold Konrad—Jefferies LLC, Research Division—Equity Associate

•	Gregory William Palm—Craig—Senior Research Analyst

•	Cai Von Rumohr—Cowen and Company, LLC, Research Division—MD and Senior Research Analyst

•	Sean Adam Wagner—Wedbush Securities Inc., Research Division—Research Analyst

Presentation

•	Operator —

Good day, ladies and gentlemen, and welcome to the American Outdoor Brands Corporation Fourth Quarter 2017 Earnings Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to introduce your host for today’s conference, Ms. Liz Sharp, VP of Investor Relations. Ma’am, you may begin.

•	Elizabeth A. Sharp—American Outdoor Brands Corporation—VP of IR

Thank you and good afternoon. Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe and other similar expressions is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding revenue, earnings per share, non-GAAP earnings per share, fully diluted share count and tax rate for future periods; our product development, focus, objectives, strategies and vision; our strategic evolution and organizational development; our market share and market demand for our product; market and inventory conditions related to our products and in our industry in general; and growth opportunities and trends. Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms 8-K, 10-K and 10-Q. You can find those documents as well as a replay of this call on our website at aob.com.

Today’s call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First, we reference certain non-GAAP financial measures on this call. Our non-GAAP results and guidance exclude intangible expenses related to acquisitions, acquisition-related deal expenses, corporate rebranding expenses, onetime insurance recoveries, debt extinguishment costs and the tax effect related to all of those adjustments. The reconciliations of GAAP financial measures to non-GAAP financial measures, whether or not they are discussed on today’s call, can be found in today’s Form 8-K filing as well as today’s earnings press release, which are posted on our website or will be discussed on this call.

Also, when we reference EPS, we are always referencing diluted EPS. For detailed information on our results, please refer to our annual report on Form 10-K for the quarter and fiscal year ended April 30, 2017.

I will now turn the call over to James Debney, President and CEO of American Outdoor Brands.

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

Thank you, Liz. Good afternoon, and thanks, everyone, for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance as well as our guidance for the first quarter and fiscal year.

Fiscal 2017 was a strong year for our company with solid performance, taking us as ever closer to our vision to be the leading provider of quality products for the shooting, hunting and rugged outdoor enthusiast. Let me recap on our key accomplishments for the year. We successfully renamed our holding company as American Outdoor Brands Corporation, a name that better represents our growing array of brands and products in the markets for shooting, hunting and rugged outdoor enthusiasts. We introduced exciting and innovative new products across all divisions. From our Firearms division, we introduced the new M&P 2.0 pistol in all major calibers. From our accessories division, the Caldwell universal pistol mag charger. And from our electro-optics division, several new Laserguard products Laserguard prolight laser models. We established an outdoor recreation division, hired a President for the business and announced our plans to expand our portfolio of consumer brands and products further into the $30 billion plus rugged outdoor market.

We acquired Crimson Trace, the industry leader in laser sighting systems for firearms. This acquisition vertically integrated a key OEM supplier and marked our entry into the electro-optics market, providing a platform for both organic and inorganic growth. We acquired the assets of UST and the assets of Taylor Brands, significantly growing our accessories division and expanding our portfolio well known consumer brands in the cutlery, camping and survival markets. And lastly, we announced plans to create a distribution center, an important element in enabling us to consolidate our warehousing footprint, harvest synergies from past and future acquisitions and better service our customers.

This was a year of multiple accomplishments across all of our businesses, each playing an important role and positioning our company for long-term growth by increasing the size of our overall addressable market.

Now let me provide a recap of our fourth quarter. Total company revenue exceeded the high end of our guidance range due largely to market share gains by our Firearms division. Total company revenue growth in the quarter versus the prior year came from acquisitions made throughout fiscal 2017. In our Firearms segment, revenues declined from the prior year as softness in the consumer market for firearms continued. Firearms revenues was supported by a highly successful promotion of our M&P SHIELD pistol. This promotion also included our M&P BODYGUARD 380 and SDVE pistols. In fact, participation in the promotion by multiple direct retail customers were so significant that we believe a meaningful amount of M&P SHIELD sales volumes was actually pulled forward into our Q4. As a reminder, we serve multiple large retailers and 2 buying groups directly and not by a 2-step distribution.

Even with the success of that promotion, distributor inventory of our firearms only decreased by 12,000 units to a total of 232,000 units at the end of Q4. This is because, as I stated earlier, a large portion of the sales driven by our promotion were to our direct retail customers, such as Cabela’s and Academy and the 2 large buying groups that we serve. Obviously, those sales did not go through our this distribution channel and therefore had minimal impact on those channel inventory.

Our weeks of sales in the distribution channel were above our targeted 8-week threshold at the end of Q4 and they have since increased, which we would expect as we move through the summer seasonal slowdown. We believe these levels will continue to build through the summer, as I will discuss later.

Turning now to NICS. Adjusted NICS background checks during our fourth quarter declined just over 3.1% versus the prior year while our Firearms unit shipped into the consumer channel for the same period was relatively flat. Of most relevance to us is the handgun portion of adjusted NICS since handguns comprise 74% of our Firearms segment revenue in the quarter. During our fourth quarter, adjusted NICS for handgun purchases decreased by 4.8% year-over-year, while our handgun unit shipped into the channel for the same period increased by 4%. We believe these results reflect strong market share gains, primarily as a result of our very successful strategic promotion.

During the quarter, we exercised the flexible manufacturing model that has served us well in past periods of demand fluctuation. Late in the quarter, we begun to dial back some of our outsourced capacity for manufacturing, allowing us to continue to fully optimize our internal capacity and align our production mix to better match consumer demand.

In our Outdoor Products & Accessories segment, which includes our electro-optics division, revenue increased versus a year ago due to our acquisitions of Crimson Trace, the assets of UST and the assets of Taylor Brands. Without those acquisitions, revenue in the Outdoor Products & Accessories segment remained relatively flat, which we believe is a good result in a market that is under pressure for multiple store closures.

Lastly, we announced plans to establish a new 500,000 square-foot distribution center in Missouri to support long-term growth and efficiency in our business. This will service our new Logistics & Customer Services Division and will eventually operate as the central distribution facility for all American Outdoor Brands products. It will also allow us to more effectively serve our wholesale and retail customers and create a platform for the efficient integration of any new business we may acquire. We plan to break ground in late calendar 2017, with construction expected to take at least 18 months and the entire project requiring 2 to 3 years to complete. In addition, we have since hired Lewis Hornsby as President of this new division. Lewis was most recently with Vista Outdoor, where he’s the Vice President of Global Distribution, Transportation and Logistics. We are pleased to welcome Lewis who brings with him a wealth of experience in warehousing, logistics and customer service operations in both consumer and outdoor product companies.

Now I want to provide some perspective on our outlook for fiscal 2018. Even though we have made important strides in growing our business within the broader outdoor products market, our core Firearms business remains, by far, our largest source of revenue. As a result, we expect to continue to see the annual seasonal revenue patterns that we have historically experienced. The primary driver of our seasonality is, of course, consumer purchasing behavior, which changes throughout the year. That annual revenue pattern is as follows: Q1 is typically sequentially down from the prior Q4 due to the summer slowdown of consumer firearms buying; Q2 is generally flattish to Q1 with inventory builds underway to support the full consumer buying season; Q3 rises slightly due to the holiday shopping season; and Q4 is often our strongest quarter due to distributor selling shows.

In a typical environment, this pattern occurs more often than not, and is generally the path we expect to see in fiscal ‘18. That said, we expect the seasonal impact on our revenue to be much more pronounced in the first half of fiscal ‘18 for a number of reasons. First, the M&P SHIELD promotion we launched in Q4 was extremely successful. In fact, we believe we took substantial market share as a result of the promotion. And as I mentioned, we also believe that both pull forward, a meaningful amount of M&P SHIELD volume from our first quarter of fiscal ‘18.

Second, this success occurred against a backdrop of ample channel inventory and cautious buying behavior by distributors in retail in most other product categories. We believe that overall channel inventories will take at least another 4 to 5 months to work through.

Lastly, we are operating in a heavily promotional environment that we believe is very likely to continue. While challenging in the short term, this type of environment is not new to us, and we are addressing these conditions as follows: we continue to employ our flexible manufacturing model continually adjusting our component outsourcing as needed in order to optimize our internal resources. We believe this approach, which has served us well for many years, along with higher gross margins in our Outdoor Products & Accessories segment, should help us remain within our annualized gross margin target range of 37% to 41%. Quarterly gross margins, however, will periodically come in below that level, primarily because of promotional activity driving our annual gross margin to the low end of our range for fiscal 2018.

Product innovation and consumer adoption of our products remains our highest priority. Accordingly, we have scheduled several meaningful new product launches for the full time frame. In addition, the fall typically remarks an uptick in retailer activity as we head into the fall hunting and holiday shopping season. We intend to build inventory accordingly, including a significant amount of inventory for new products scheduled for launch during our fiscal Q2, Q3 and Q4.

The success of our recent promotion demonstrates our ability to drive volume and take market share. We believe that consumers are seeking attractive promotions, and we fully intend to participate as required to maintain and grow our market share.

As we navigate those changes over the course of fiscal ‘18, we will continue investing in our company both inorganically and organically. As we consider inorganic opportunities, we’ll continue to carefully manage our balance sheet to allow us to make targeted acquisitions of small reasonably-sized businesses that fit within our strict criteria that include: strong brands and products that serve the needs, wants and desires of our core consumers; our market leadership position with plenty of runway for growth; a return on investment that exceeds our hurdle rate, balanced with an acceptable level of risk; and the opportunity to build upon the record of solid execution and long-term shareholder value creation.

With that, I’ll ask Jeff to provide more detail on our financial results and our guidance. But please note that he is getting over a slight cold, so you may hear him cough once or twice. Jeff?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

Thanks, James. Revenue for the year was a record $903.2 million, of which $140.7 million was from the Outdoor Products & Accessories reporting segment; $776.6 million was from the Firearms segment; and intercompany eliminations were $14.2 million. Strong consumer interest in firearms early in the year, 3 acquisitions in Outdoor Products & Accessories and market share gains in Firearms at the end of the year contributed to our record results in fiscal ‘17 with total revenue up 24.9% from the prior year. Without considering the current year acquisitions, full year revenue was organically up 16.7%.

Revenue for Q4 was $229.2 million, an increase of 3.6% over the prior year, with firearms at $189.9 million; outdoor products at $44.3 million; and intercompany sales elimination of $5 million, mostly related to Crimson Trace sales to our Firearm business. We exceeded our estimates in Q4 primarily as a result of significant market share gains in Firearms, especially in our M&P SHIELD products.

Our gross margins were 41.5% for the full year. Gross margins increased for the year because higher sales in firearms resulted in greater absorption. Thus, the full year Firearms gross margin was 40.7%, an improvement of 80 basis points over the prior year. The Outdoor Products & Accessories gross margin was 46.6% for the full year but on a non-GAAP basis was 50.2%. The non-GAAP improvement in Outdoor Products over the prior year was due to acquiring businesses with accretive gross margins. For the fourth quarter, gross margins were 39.6%, which is a 2 percentage point drop from the prior year. The reduction was primarily because of the strong promotional activity in Firearms, which was somewhat offset by better gross margins in Outdoor Products related to our acquisitions.

Operating expenses for the full year were 19.4% of revenue compared with 18.7% last year. On a non-GAAP basis, full year operating expenses were 16.8% of revenue versus 17.5% last year, with the improvement primarily related to better leverage of operating expenses in the Firearms segment.

Operating expenses in the quarter were 20% of revenue as compared with 15.9% of revenue last year. On a non-GAAP basis, which excludes amortization resulting from acquisitions, fourth quarter operating expenses were 17.3% of revenue versus 14.7% last year. The biggest contributor to the increased operating expense percentage came from the fiscal ‘17 acquisitions, all of which were in Outdoor Products and all of which have a higher percentage of operating cost to revenue than our Firearms business.

Our full year EPS was a record $2.25, which was a 33.9% increase over the prior year EPS of $1.68. On a non-GAAP basis, EPS was $2.58, a 41% increase over the prior year. Our EPS for Q4 came in at $0.50 as compared with $0.63 last year. Non-GAAP EPS came in at $0.57, well above the top end of our guidance range and which compares to EPS of $0.66 in the prior year.

For the full year, our adjusted EBITDA, a non-GAAP measure, was a record $266.3 million — I’m sorry 29.5% EBITDAS margin. In Q4, our adjusted EBITDAS was $60.5 million for 26.4% EBITDA margin.

Turning to the balance sheet. We ended the year with a total debt of $219 million and cash of $61.5 million, thus ending with net debt of approximately $157 million. Operating cash flow was $123.6 million for the year and $14.1 million for the quarter. Cash flow was down from the prior year primarily because there was an increase in accounts receivable from $72.9 million at the end of Q3 to $108.4 million at the end of Q4, mainly as a result of extended terms given in connection with certain promotions and [gating] programs. Thus, cash flow normally associated with the fourth quarter will be deferred mostly into the second quarter of fiscal ‘18. Our internal inventory levels were slightly elevated in Q4, mainly in Firearms, and we expect those levels to continue rising over the next several months, building inventory for the fall hunting and holiday season.

During the year, we spent $34.9 million in CapEx, $211.1 million on acquisitions and $50 million in stock buybacks. Since we started our buyback program in 2012, we have bought approximately 17 million shares of our stock at an average price of $12.67 for a total stock buyback of $215 million, reducing our public float by over 25%.

Looking ahead to fiscal ‘18, we anticipate strong operating cash flow in the back half of the year. We expect CapEx to be about $40 million as we purchase [tooling] for several important new product introductions and as we continue to invest in IT. In fiscal ‘18, we will also start construction on the new distribution center in Missouri, but that should have little impact on cash as we plan to do a sale leaseback of that new facility.

So turning now to fiscal ‘18. Our guidance incorporates 4 key assumptions in the Firearms segment regarding seasonality, inventory levels, promotional activity and new products are as follows: first, with regards to seasonality, we believe that consumer sales will slow as they typically do in the summer and early fall and that those consumer sales will be primarily filled by the inventory that currently exists in the channel at the distributor and retail levels. Second, we believe that the excess in the channel inventories will begin to subside in late fall as firearm consumer foot traffic increases, which it seasonality does every year as indicated by NICS. Third, we believe the promotional atmosphere will continue and will have an impact on our gross margins, especially in Q1 and Q2. It should be noted that promotions are intended to increase or maintain our market share and are an investment in the future of our business. That investment drives brand recognition and creates a solid foundation to optimize distribution of our new products. And fourth, we believe Q3 and Q4 will be positively impacted by upcoming new product introductions, several of which are significant.

So based on the foregoing, we expect revenue for the full fiscal ‘18 to be between $750 million and $790 million, with GAAP EPS of between $1.16 and $1.36 and non-GAAP EPS of between $1.42 and $1.62. And for the first quarter of fiscal ‘18, we expect revenue to be between $140 million and $150 million, with GAAP EPS of between $0.01 and $0.06 and non-GAAP EPS of between $0.07 and $0.12. All these estimates are based on our current fully diluted share count of just under 55 million shares and an expected tax rate of 36%.

James?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

Thank you, Jeff. With that, operator, please open up the call for questions from our analysts.

Question And Answers

•	Operator —

A. (Operator Instructions) Our first question comes from the line of Cai Von Rumohr of Cowen and Company.

•	Cai Von Rumohr—Cowen and Company, LLC, Research Division—MD and Senior Research Analyst

Q. So James, can you tell us, you mentioned the pull forward on the SHIELD. Can you give us some quantification what percent of—roughly how big was that?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Really difficult to say, Cai. It’s—certainly we’ve done some analysis and we have a very strong belief that really because of the uplift that we saw particularly in the M&P SHIELD volume, it is safe to say that there would have been some pull forward. We ran the promotion April, 1st of April to the end of June. So we have a lot of activity upfront in April, which is obviously, the last month of our fourth quarter. And for us, certain retailers really stepping up very strongly to participate much more strongly than we expected in that promotion, making sure that they have the inventory to serve the consumer for the full 90 days. Our expectation would have been that would have been more level but people really got in early.

•	Cai Von Rumohr—Cowen and Company, LLC, Research Division—MD and Senior Research Analyst

Q. Got it. And then so your receivables went up considerably. I think you had advised that we expected the inventories to go up. Why did the receivables go up? And maybe give us some color in terms of both the inventory and receivables. I assume you expect them to be down by the end of fiscal ‘18. Give us some color on those patterns, if you would.

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. Yes. Cai, this is Jeff. The receivables were up for really 2 reasons. One is there were more sales in the back half of the quarter. So the quarter was a little bit back-loaded, that always drives higher receivables. And then we did do a lot of promotional and [gating] programs in which we gave extended terms. So as I mentioned in the script, the receivables that we typically expect in Q4 are more likely right at the beginning of Q2. And we do expect receivables will come down at that point to what we would call typical levels.

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. And Cai, those are the sort of activities that you have to deploy to make sure that you’re maintaining market share and, if you can, increasing your market share when you’re in such soft environment. It’s very important that you are thought of first either by wholesaler or retailer.

•	Cai Von Rumohr—Cowen and Company, LLC, Research Division—MD and Senior Research Analyst

Q. Okay. And are you worried about receivables that basically some of, given what’s happened to the retail chain, might be more difficult to collect?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. No. We have—there’s 2 things we do with respect to receivables. One, we do have a receivable insurance program. Second, when we do these kind of extended promotions, we only do it with companies that have solid financials. I mean like you’ll note that with the Gander Mountain bankruptcy, we had driven down our receivables and ended up with a loss of only a little over $1 million, even though their typical receivable balance probably would have been around $3 million to $4 million. So we’re very cautious on that, and I have to say that I’m fairly confident about the receivable.

•	Cai Von Rumohr—Cowen and Company, LLC, Research Division—MD and Senior Research Analyst

Q. Got it. And you said they should be down. I didn’t quite catch, do they go down just in the second half and the inventory, I assume, stays relatively high in the first half? And then in the second half, it mitigates. But do the receivables really go down over the year? And then what sort of DSO should we expect by the end of the year?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. Yes. I think the receivables will go—by the end of Q2, will be down at, I would say, the typical—they’ll be under 30 days. And then once they’re down, we don’t expect that they’ll rise back up. With respect to the inventory, we have said that we expect inventories will rise through the year in quarter 1, 2 and then will begin to ease off a bit in Q3 and 4. A lot of that inventory rise is due to the loading, the manufacture and loading of our new product introductions. So we typically build a lot here. And then before we push it out into the channel, we would like to push that all at once so there’s no leak of the new product. So basically, we—it’s kind of a bell curve on the inventory this year.

•	Cai Von Rumohr—Cowen and Company, LLC, Research Division—MD and Senior Research Analyst

Q. Got it. So I mean you mentioned the strong cash flow in the second half. What are we looking for? I mean as I kind of pencil it in, it looks like over $130 million free cash flow, cash flow from ops minus CapEx. Is that a realistic type of target?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. No. Cai, we’re not going to get into—we don’t forecast our cash flow. So I won’t say whether that’s reasonable or not. But I just—I’ll continue to say that we expect a strong cash flow in 3 and 4.

•	Cai Von Rumohr—Cowen and Company, LLC, Research Division—MD and Senior Research Analyst

Q. Okay. And just last one. How come not in the second if the receivables are going to come down to under 30 days? I would think that, that would be a major plus.

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. Because in Q2, there is a significant inventory build because that is the critical point of a lot of our new product introductions. So we will be really ramping inventory in Q2. And also, we have the shutdown at the end of Q1, first quarter of Q2. And that 2-week of shutdown always causes a bit of a hole in Q2.

•	Operator —

A. Our next question comes from the line of Greg Konrad of Jefferies.

•	Gregory Arnold Konrad—Jefferies LLC, Research Division—Equity Associate

Q. Just was hoping to touch on Outdoor Products. I mean most of your comments around the promotional environment were in Firearms. Have you seen any change in kind of the overall promotional environment within Outdoor Products?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. From our perspective, that’s been pretty quiet. Obviously, I mentioned in the prepared remarks, we find ourselves relatively flat. The market, of course, under pressure with the store closures. I referenced a lot of bricks-and-mortars under pressure there. So that, obviously, does not help. Gander Mountains going through a liquidation process. So there are some headwinds there. So for us in terms how we’re thinking about the business right now, as I said, we think it’s a relatively good result, given some of the headwinds there. We’ll promote when necessary in the Outdoor side of the business as well. We certainly have healthy margins there that we can afford to spend back a couple of points, if necessary.

•	Gregory Arnold Konrad—Jefferies LLC, Research Division—Equity Associate

Q. And then it seemed like in terms of the promotions that you ran in April and May, it was more the big-box retailer stepping up. And you mentioned that the wholesaler inventory is still high. I mean has there been a big shift between the health of those 2 markets more the retailers versus the more independent players?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. No, not at all. And I’d just say yes, there were the larger retailers, such as Cabela’s who did participate strongly in our promotional activity. But there are also the 2 buy groups, certain members of those buy groups also participated very strongly. Those members are the independents, so those are those brick-and-mortar independents. So it’s really a balance.

•	Operator —

A. Our next question is from the line of Scott Stember of CL King.

•	Scott Lewis Stember—CL King & Associates, Inc., Research Division—SVP and Senior Research Analyst

Q. Can you maybe talk about the mechanics of the rebates, whether there will be anymore of that flow-through into the first quarter? It’s my understanding that, obviously, as you said, this is a very popular promotion. I imagine there’s still a lot of rebates that have yet to go out. Were those recorded all in the fourth quarter? And how much would be in the second quarter? I guess the reason that ran through June, correct?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. Right. The promotion ran—well, I’ll start by saying that on rebates, you accrue them at the time the sale occurs with an estimation of what you think the rebate is going to be. But the promotion ran through June. So yes, there will be an impact in Q1 on rebate expenses. Actually, impact on the gross margin.

•	Scott Lewis Stember—CL King & Associates, Inc., Research Division—SVP and Senior Research Analyst

Q. Got it. And James, you had talked about on the handgun side. I think you said the industry mix in the quarter were off 4-plus percent. You guys were up 4-plus percentage. You’re taking share there. Can you give that same statistics for the long guns?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Much noisier there, I would say. And as a reminder, we really only participate in long guns with the modern sporting rifle. And I will say, typically, we do say it every quarter, it’s our belief as we look at our market share analytics, we remain the market leader for modern sporting rifles. We have a very successful product, the M&P 15 Sport II and really continues to lead away. So comfortable there, but I will add like other firearm categories. Modern sporting rifles was one in Q4 that was under pressure. I think it’s safe to say everybody should assume that, that will continue.

•	Scott Lewis Stember—CL King & Associates, Inc., Research Division—SVP and Senior Research Analyst

Q. Got it. And maybe just last question on NICS and any assumption that you have within your guidance, where you see the market. I know you said you expect things to, in the back half of the year, notably in the fourth quarter, to—or in the third quarter to pick back up. But just your sense of what NICS will possibly do over the next 6 to 9 months, just high level.

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Yes. We do have a lot of analytics around that, a lot of predictive work on where we see adjusted NICS going. It’s part of our process to build guidance, we just don’t disclose what those assumptions are. I will say, as you look back prior year, what we see ahead as you think about June, July, August, very likely in the normalized environment for consumers, which is an absence of fear-based buying, you’re going to see negative comps for adjusted NICS. We all know why because there were some fear-based buying in those months a year ago. So that’s as much color as I can give. A bit of an obvious statement.

•	Operator —

A. (Operator Instructions) Our next question is from the line of Steve Dyer of Craig-Hallum Capital.

•	Gregory William Palm—Craig—Senior Research Analyst

Q. It’s actually Greg Palm on for Steve today. Asked maybe a little bit different way on the NICS. From our standpoint, at least Firearms demand, as measured by NICS, has held up relatively better. And curious, does your guidance assume anything different from kind of what we’ve seen year-to-date? So does it assume consistency with what we’ve seen, an uptick or downturn, can you give us any color or no?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. This is Jeff. Again, I don’t think we can say anything more than what James said. We—which we basically say it’s certainly going to be down over like last year, the last year was definitely aberrational. If you look at the graph of NICS, we expect it just to follow its typical seasonal pattern last year, did not. But this year, that’s what we expect.

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Yes. The only thing I’d add is, I mean, the difference as you compare to prior year, I’m talking about our fourth quarter, is obviously, the level of promotions going on. It’s a pretty promotionally intense environment right now. What is really difficult to understand is how much is that helping NICS, adjusted NICS, okay, versus the prior year. We just don’t know, it’s tough to understand. A lot of noise out there.

•	Gregory William Palm—Craig—Senior Research Analyst

Q. Okay, fair enough. Moving on. If I heard you right, it sounds like accessories revenue on an organic basis was flat in Q4. I guess can you comment on your expectations there for fiscal year ‘18 for that segment specifically on an organic basis?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. Well, I mean, actually, we don’t give guidance by segment. So we’re sorry about that. Actually, I will make a statement of the obvious and that is, we did 3 acquisitions last year in the middle of the year. So certainly accessories’ revenue is going to be up over last year just because we’ll have a full year of accessories revenue.

•	Gregory William Palm—Craig—Senior Research Analyst

Q. Okay. I mean how would you characterize the competitive/promotional environment in that segment compared to Firearms right now?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. As James mentioned earlier, it’s not as promotional environment, it’s just under a lot of pressure from store closings, et cetera. So if you just want to do it on a comparative basis, it’s definitely not as promotional as Firearms. But there are—it’s got higher gross margins. And so we certainly have the gross margin bandwidth to participate in any promotional activity that we have to do to maintain or grow market share.

•	Gregory William Palm—Craig—Senior Research Analyst

Q. Got you. And then just lastly, I guess, as it relates specifically to the acquisitions you made, how did it perform compared to your internal expectations? I mean what worked? What didn’t? Does it make you more or less aggressive maybe in your desire to grow on an organic basis this year? And then maybe any update on sort of how the environment is now versus maybe 3 or 4 months ago?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Right. I think in general, they’re definitely in line with our expectations. Maybe a little soft at the top but basically like meeting our EBITDA expectations.

•	Gregory William Palm—Craig—Senior Research Analyst

Q. And in terms of maybe the pipeline?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. The pipeline is tough right now because sellers want, in many instances, more than we’re willing to pay. So there’s a little bit of buyer-seller gap right now. Recently, was a sale of a company at a very high EBITDA multiple, something that we would never consider paying. So we continue to focus on small companies that we have a relationship with, and that the acquisition is good for the seller for various reasons and good for us and meets our hurdle rate, which has to be higher than our WACC. So it’s —as long as the interest rates stay down, there’s a lot of money on the side in DE firms. It’s probably going to continue to be a challenging environment to find good acquisitions.

•	Operator —

A. Our next question comes from the line of Chris Krueger of Lake Street Capital Markets.

•	Christopher Walter Krueger—Lake Street Capital Markets, LLC, Research Division—Senior Research Analyst

Q. I just have one question, all my others have been answered. This is really more of a—not really about the near-term environment but more of a big picture question. A lot of brick-and-mortar retailers have been losing share to Amazon, and Amazon’s been entering new markets. And just wonder what your thoughts are overall on Amazon. Do they benefit your Outdoor Products business? Is it neutral to your business? Or what do you think of that, looking on for years?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Amazon, for us, is a strategically important customer. So we pay particular attention to them. Obviously, more important to us in terms of our non-Firearm products, given, as you know, firearms serializing can only be sold through a federal firearms licensee. So for the rest of the business and where we’re looking to grow in the rugged outdoors, yes, absolutely. Amazon’s a very important account, and it’s an account that we focus on and that we continue to learn more about how to optimize the placement and positioning of our products with Amazon. So the consumer finds us, easy to discover on Amazon. And we’re incredibly focused on the reviews of our products as well so that our products and brands are attractive to the consumer when they’re shopping on—with an Internet retailer, such as Amazon.

•	Operator —

A. And our next question comes from the line of Ronald Bookbinder of Coker Palmer.

•	Ronald Cunningham Bookbinder—Coker & Palmer Investment Securities, Inc., Research Division—Senior Analyst—Consumer

Q. Could you remind us when the last time you didn’t meet or exceed your guidance?

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. I think that would have to be several years ago. And you know what?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. We’ll have to get back to you, I think, Ron.

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. (inaudible) of that one.

•	Ronald Cunningham Bookbinder—Coker & Palmer Investment Securities, Inc., Research Division—Senior Analyst— Consumer

Q. Yes. I’m looking at a table here and it looks like you’ve exceeded as 20 quarters and the 2 that you didn’t exceed, you met the high end of your guidance.

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. So Ron, you already knew the answer.

•	Ronald Cunningham Bookbinder—Coker & Palmer Investment Securities, Inc., Research Division—Senior Analyst—Consumer

Q. Yes, I did. It just seems like you’re being overly conservative in your guidance given this is a 5-year pattern of 20 straight quarters. So the NICS for the first 2 months of the quarter, it’s been positive yet you’re guiding revenue down 30% net despite the addition of some additional revenue from acquisitions in the accessories segment. Are you planning on losing market share in this quarter? You’ve done such a great job of taking market share. Do you think the environment is so promotional that you could end up losing market share in Q1?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. It’s always a possibility, Ron. But I think we’ve proven we’ve been very successful both with leveraging our existing product portfolio, our new product introductions and our most recent promotional activity are taking market share. And as I said, we’re always well positioned to strongly participate in such an environment where promotional spending is required. So we’re here, we have the same promotion continuing to run in its last couple of days right now. Yet NICS has been holding up, adjusted NICS has been holding up versus prior year. As I said earlier, it’s tough to understand how much of that is due to some of the intense promotional activity that’s going on at retail right now. But don’t forget the dimension of inventory that’s out there, okay? So there are still ample, let’s say, inventory out there. Some product types are way worse than others and that have to work its way through. And you think about we’re going into this summer slow down right now. We’ve got to really wait until the fall to understand how strongly that consumer returns to the retailer and their appetite for buying firearms. So that’s really where we find ourselves right now.

•	Jeffrey D. Buchanan—American Outdoor Brands Corporation—CFO, Chief Administrative Officer, EVP and Treasurer

A. And Ron, this is Jeff. I want to add one quick comment about the—your question about the guidance in Q1 being conservative. I would point out that this call is way later than is typical in a typical quarterly call. So we’re almost like 2 months done. So oftentimes, a lot of the conservative is caused by just waiting for orders to come in, et cetera, when you’re a long ways away from the end of the quarter. Here, we’re not a long way from the end of the quarter.

•	Ronald Cunningham Bookbinder—Coker & Palmer Investment Securities, Inc., Research Division—Senior Analyst—Consumer

Q. And on the pull forward, why do you think you didn’t create a product that was so good that it did—expanded the market and created new demand for the SHIELD versus just pulling forward sort of an existing static market for that product?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. We have—I have to be honest, Ron, we just don’t have the data to be able to support any type of thought along that path. We just don’t know. So I have to plead ignorance, I’m afraid. That’s data is extremely difficult to come by. There’s no doubt, as we go through the next 6 to 9 months, we’ll be in a better position to understand what really happened as we continue to do our consumer research. But as I say, it’s a very noisy environment right now. As you throw everything in that bucket, with the way that consumer is shopping, looking for attractive pricing, participating in promotions, retailers cautious because of the inventory that they have is tying up, they’re open to buy dollars, manufacturers clamoring to maintain distribution and prevent share loss. So it’s a tough environment for manufacturers. But I go back and on the bright side, we’re always been well-positioned as you think about how we protect ourselves with our outsourcing strategy. We always want to fully optimize our internal assets here in the plants. We don’t want to idle anything and have an absorption issue. Top tier brands, iconic brands, Smith & Wesson, M&P, which has done an amazing job of entrenching itself over the last 5 to 7 years to become one of the top brands, our biggest brands for sure, and fantastic success of products under the M&P brand umbrella as well, all position us really strongly to participate. But you just got to go back to those fundamentals that we face now of it appears to be a soft market, there’s inventory out there and it’s highly competitive promotionally driven.

•	Ronald Cunningham Bookbinder—Coker & Palmer Investment Securities, Inc., Research Division—Senior Analyst—Consumer

Q. Okay. And just lastly on Amazon. As they build out their brick-and-mortar environment, do you think they could get licensed such that people could go to the brick-and-mortar outlet and fill out the FBI paperwork and buy firearms through Amazon?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. I really don’t know. I would hesitate to comment on what Amazon’s strategy is with regard to bricks-and-mortar. I think that’s a wait and see.

•	Operator —

A. Our next question comes from the line of James Hardiman of Wedbush Securities.

•	Sean Adam Wagner—Wedbush Securities Inc., Research Division—Research Analyst

Q. This is Sean Wagner on for James Hardiman. Kind of going to your last point. On the heightened promotional environment, the heightened channel inventories, any idea kind of maybe based on history or where you feel we are right now? What inning we are in? How long we have to go to we’re kind of in a more normalized environment until maybe you’re—within your 8-week threshold that you’re comfortable with? I know you talked about late fall, some of the channel inventory coming down and then the promotional atmosphere still being heightened in Q1 and Q2. Is there any just kind of high level expectation for how long this might last?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Nothing beyond what you’ve already described. I think you did a great job. And also, what I said in the prepared remarks is it’s that 4 to 5 months period. And as I said earlier, we really will know a lot more once we get into September and October when we’re looking to understand the strength of consumer foot traffic with firearms retailers and their appetite to purchase, whether it’s the firearm itself or an accessory. That’s one of the advantages we have is that we’re not only a firearms manufacture and marketeer, we’re also an accessories business as well. So very well positioned, we feel.

•	Sean Adam Wagner—Wedbush Securities Inc., Research Division—Research Analyst

Q. Okay. And just my second question. Any color you can give us on kind of the initial reception to the M&P 2.0?

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Very encouraging, very well received. There’s great deal of editorials if you got a sample. A lot of firearms-related publications, you’ll see the M&P 2.0 full size on the front page and some very good editorial, a lot of very favorable and positive comments about it. So we’re very happy. As we’ve said, it’s a new platform for us, next generation. We have the M&P 1.0, as we now refer to it, for a decade. So it was ready for an upgrade. So here we are with 2.0, new platform and ready to start building out that family. A lot of work to be done there, a lot of great work by engineering and marketing combined.

•	Operator—

A. And at this time, I’m showing no further questions. I’d like to turn the call back over to Mr. James Debney for any closing remarks.

•	P. James Debney—American Outdoor Brands Corporation—CEO, President and Director

A. Thank you, operator. Please note that we’ll be attending the CL King conference in New York City on September 14, and I hope to see some of you there.

I want to thank everybody across American Outdoor Brands for their dedication to excellence and their contribution towards delivering an outstanding performance in 2017.

Thank you, everybody, for joining us and we look forward to speaking with you next quarter.

•	Operator —

A. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program. You may now disconnect. Everybody, have a great day.